                                                              EXHIBIT 12(C)

                            CNF TRANSPORTATION INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                  -----------------------
                                                    THREE MONTHS ENDED
                                                         MARCH 31,
                                                  -----------------------
                                                         1997        1996
                                                  ----------- -----------
                                                  (dollars in thousands)
Fixed Charges:
  Interest Expense                                $    10,805 $     9,664
  Capitalized Interest                                    702         471
  Preferred Dividends                                   3,087       3,160
                                                  ----------- -----------
Total Interest                                         14,594      13,295
Interest Component of Rental Expense                   13,218      10,915
                                                  ----------- -----------
Fixed Charges                                          27,812      24,210
  Less:
  Capitalized Interest                                    702         471
  Preferred Dividends                                   3,087       3,160
                                                  ----------- -----------
    Net Fixed Charges                             $    24,023 $    20,579
                                                  =========== ===========
Earnings:
  Income from Continuing Operations Before Income
   Taxes                                          $    40,172 $    25,683
  Add: Net Fixed Charges                               24,023      20,579
                                                  ----------- -----------
    Total Earnings Before Fixed Charges           $    64,195 $    46,262
                                                  =========== ===========
Ratio of Earnings to Fixed Charges:
  Total Earnings                                  $    64,195 $    46,262
  Fixed Charges(1)                                     27,812      24,210
  Ratio                                                  2.3x        1.9x
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(1) Fixed charges represent interest on capital leases and short-term and long-
    term debt, capitalized interest, dividends on shares of the Series B
    Cumulative Convertible Preferred Stock used to pay debt service on notes issued by the Company's Thrift and Stock Plan (the "TASP"), and the
    applicable portion of the consolidated rent expense which approximates the interest portion of lease payments.